EXHIBIT 1


                            PRIVATE PLACING AGREEMENT


Credit Suisse First Boston (Equities) Limited
One Cabot Square
London E14 4QJ
England

Date



Dear Sirs:

A. Nortel Networks Optical Components Limited ("NNOCL") and Nortel Networks Limited ("NNL") (together the "Selling Shareholders") currently own 61 million shares in Bookham Technology plc (the "Company"), a company incorporated under the laws of England and Wales. NNOCL is a wholly owned indirect subsidiary of NNL. NNL shall, and undertakes to procure that NNOCL shall, appoint Credit Suisse First Boston Equities Limited and its U.S. broker-dealer affiliate ("CSFB" or the "Placing Agent") to act as agent for the Selling Shareholders in identifying and procuring purchasers (the "Purchasers") for 30 million ordinary shares of one third of a penny each of the Company (the "Offered Shares") subject to the terms and conditions contained herein and that NNL shall, and undertakes to procure that NNOCL shall, comply with the obligations of the Selling Shareholders set out herein.

B. The Placing Agent agrees to identify and procure Purchasers for the Offered Shares at a price per Offered Share of 67 pence (the "Purchase Price"), by 7pm on 3rd July 2003, 2003. Subject to the terms and conditions of this Private Placing Agreement, the Selling Shareholders sell the Offered Shares to the Purchasers so identified and procured by the Placing Agent. The Placing Agent and the Selling Shareholders shall procure that the Offered Shares owned by NNOCL are sold to the Purchasers in priority to those owned by NNL but this shall in no way limit the obligation of the Placing Agent to identify and procure Purchasers for all of the Offered Shares.

C. On 8th July 2003 (the "Settlement Date" (T+3)) the Selling Shareholders shall procure that the appropriate share transfer forms are transferred and delivered to the Purchasers in respect of the Offered Shares, and shall use all reasonable commercial efforts to procure that all relevant entries are made in the statutory books of the Company and that all relevant share certificates are issued by the Company in respect of the Offered Shares and shall make a book entry credit to an account specified by the Placing Agent against payment of the Purchase Price by the Purchasers net of the fees referred to in 2 below.

D. The Placing Agent undertakes to ensure that any Purchaser procured by the Placing Agent which purchases more than 15 million of the Offered Shares shall, prior to completion of the purchase by it of such Offered Shares, enter into an agreement, in a form to be agreed with the Selling Shareholders pursuant to which such Purchaser shall agree:

               (i) not to pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, more than fifteen million of the Offered Shares during four consecutive three month periods;

               (ii) not to enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of more than 15 million of the Offered Shares during any four consecutive three month periods.

               1. Selling Shareholders Representations and Warranties

               The Selling Shareholders warrant to, and agree with the Placing Agent that:

               (a) as at the date hereof the Selling Shareholders own 100% of the Offered Shares;

               (b) this Private Placing Agreement has been duly authorized, executed and delivered by the Selling Shareholders;

               (c) the Selling Shareholders have full right, authority and power to enter into and perform their respective obligations under this Private Placing Agreement and to sell, assign, transfer and deliver the Offered Shares owned by each of them respectively to the Purchasers procured by the Placing Agent;

               (d) the Selling Shareholders have good and valid title to the Offered Shares to be sold by the Selling Shareholders to the Purchasers, free and clear of all liens and encumbrances; and immediately prior to the Settlement Date the Selling Shareholders will have good and valid title to the Offered Shares to be sold by the Selling Shareholders at such Settlement Date, free and clear of all liens and encumbrances, and upon delivery of such Offered Shares to the Purchasers by the Selling Shareholders at the Settlement Date pursuant to this Private Placing Agreement and payment therefor as provided herein, good and valid title thereto, free and clear of all liens and encumbrances, will, as far as the Selling Shareholders are able to procure, be transferred to the Purchasers;

               (e) the compliance by the Selling Shareholders with the applicable provisions of this Private Placing Agreement and the consummation by the Selling Shareholders of the transactions contemplated by this Private Placing Agreement do not require any consent, approval, authorization, or other order of any court or governmental body or governmental agency not already obtained;

               (f) the execution of this Private Placing Agreement and the consummation of the transactions contemplated by this Private Placing Agreement do not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument, decree, regulation or law to which the Selling Shareholders are a party or by which the Selling Shareholders are bound, or any of the provisions of the Articles of Association (or similar instrument) of the Selling Shareholders or any statute or any order, existing law, rule or regulation, judgement, order or decree of any court, government or governmental agency or body having jurisdiction over the Selling Shareholders.

               (g) during the period beginning 10 days prior to and ending on the date 30 days subsequent to the date hereof, neither the Selling Shareholders nor, as far as the Selling Shareholders are aware having made due inquiry, any of their wholly owned subsidiaries nor, any person acting on their direct instructions has or will have, as far as the Selling Shareholders are able to procure, directly or indirectly, bid for, purchased or induced any person to bid for or purchase any Offered Shares or any securities which may, in the whole or in part, directly affect the value of the Offered Shares;

               (h) neither the Selling Shareholders, nor, as far as the Selling Shareholders are aware having made due inquiry, any of their wholly owned subsidiaries nor any person acting on their direct instructions has engaged or will, as far as the Selling Shareholders are able to procure, engage in any directed selling efforts (as such term is defined in Regulation S under the Securities Act ("Regulation S")) in connection with the offer and sale of the Offered Shares, and, as far as the Selling Shareholders are aware, having made due inquiry all such persons have complied and will comply, as far as the Selling Shareholders are able to procure, in all material respects with the offering restrictions requirement of Regulation S to the extent applicable to the offer and sale of the Offered Shares; provided that this representation shall not be deemed to be made in respect of actions taken by the Placing Agent regarding the Offered Shares;

               (i) the Selling Shareholders are not aware of any material information (including, without limitation, any information regarding any material adverse change or prospective material adverse change in the condition of, or any actual, pending or threatened litigation, arbitration or similar proceeding involving the Company and material information relating to the ongoing commercial relationship between the Selling Shareholders and the Company to the extent only that the Selling Shareholders are aware of it after making due inquiry of the President and senior financial officer of the business unit responsible for the purchase of products from the Company by the Selling Shareholders) that is not described in the Company's most recent filings with the United States Securities and Exchange Commission, its annual report or subsequent public information releases (the "Company Information") which information is necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses and prospects of the Company and its subsidiaries, the Selling Shareholders have read the Company Information and, as far as they are aware, it does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

               (j) neither the Selling Shareholders nor, as far as the Selling Shareholders are aware having made due inquiry, any of their wholly owned subsidiaries nor any other person acting on their direct instructions has engaged, in connection with the offer and sale of the Offered Shares, in any material form of general solicitation or general advertising within the meaning of Regulation D under the Securities Act; the Selling Shareholders further agree not to, and to cause their wholly owned subsidiaries not to, and not knowingly to authorize or knowingly permit any person acting on their behalf to, solicit any offer to buy or offer to sell the Offered Shares by means of any form of general solicitation or general advertising within the meaning of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act; provided that this representation shall not be deemed to be made in respect of actions taken by the Placing Agent regarding the Offered Shares;

               (k) neither the Selling Shareholders nor, as far as the Selling Shareholders are aware having made due inquiry, any of their wholly owned subsidiaries have, directly or through any agent, sold, offered for sale or solicited offers to buy any security (as such term is defined in the Securities
Act) which is or will be integrated with the distribution of the Offered Shares in a manner that would require registration of the Offered Shares under the Securities Act; the Selling Shareholders further agree not to, and to cause their wholly owned subsidiaries not to, sell, offer for sale or solicit offers to buy any security (as such term is defined in the Securities Act) which could be integrated with the distribution of the Offered Shares in a manner that would require registration of the Offered Shares under the Securities Act; and

               (l) subject to compliance by the Placing Agent with the undertaking in D above, and provided that the sale of the Offered Shares to the Purchasers procured by the Placing Agent is by way of privately negotiated transaction not involving a public offering of securities, the execution of this Private Placing Agreement does not conflict with or result in a breach of any of the terms or provisions of any agreement with the Company to which the Selling Shareholders are parties.

               2. Placing Agent representations and warranties

               (a) The Placing Agent warrants to, and agrees with the Selling Shareholders that:

                    (i) All persons solicited or otherwise contacted by the
               Placing Agent, including without limitation the Purchasers, pursuant to this Private Placing Agreement or in connection with the Offered Shares shall be persons:

                         (A) whose ordinary activities involve them in
                    acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses, or

                         (B) who it is reasonable to expect will acquire, hold,
                    manage or dispose of investments (as principal or agent) for the purposes of their businesses,

                    or are otherwise offered to persons in the context of their trades, professions or occupations.

                    (ii) Neither the Placing Agent, nor any of its affiliates, nor any person acting on its or their behalf has offered or sold the Offered Securities except in accordance with Regulation S under the Securities Act.

                    (iii) Neither the Placing Agent, nor any of its affiliates, nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Offered Shares, as defined in Regulation S.

               3. Fees and Commissions

               The Selling Shareholders shall pay the Placing Agent a commission equal to 3.5% of the number of the Offered Shares multiplied by the Purchase Price.

               4. Expenses

               (a) The Selling Shareholders will pay, directly or indirectly, or provide reimbursement for, the reasonable expenses of the Placing Agent (but excluding any stamp duty or stamp duty reserve tax, or any similar transfer tax) incurred in connection with the transactions contemplated by this Private Placing Agreement to the extent that all such expenses incurred by the Placing Agent are approved in advance by the Selling Shareholders. The agreements and covenants of the Selling Shareholders in this Section "Expenses" shall survive termination of this Private Placing Agreement.

               (b) All expenses borne initially by the Placing Agent that are to be paid or reimbursed by the Selling Shareholders may, to the extent that such expenses have been approved in writing in advance by the Selling Shareholders, be deducted from the proceeds payable to the Selling Shareholders.

               5. Conditions Precedent

               The obligations of the Placing Agent hereunder shall be subject in its discretion to (i) the condition that all warranties and other statements of the Selling Shareholders herein are, at and as of the Settlement Date, true and correct, and (ii) the condition that the Selling Shareholders shall have performed, their respective obligations hereunder theretofore to be performed.

               6. Indemnity

               (a) The Selling Shareholders agree to indemnify and hold harmless the Placing Agent and each other member of its Group and all directors, officers, employees and agents of its Group (the "Indemnified Person") against any losses, claims, damages, demands or liabilities incurred by the Placing Agent subject insofar as such losses, claims, damages or liabilities relate to or arise directly as a result of the breach by the Selling Shareholders of any of their respective obligations contained herein or the performance by an Indemnified Person of its obligations hereunder or any warranty given by the Selling Shareholders hereunder being materially untrue as at the Settlement Date including losses suffered or incurred by an Indemnified Person as a person who has communicated or approved the contents of any financial promotion made at the request and with the approval of the Selling Shareholders other than any losses, claims, damages or liabilities that result directly from the Indemnified Person's willful default or gross negligence, provided that this clause shall not apply in relation to a material breach by the Indemnified Person of the applicable provisions of the Financial Services and Markets Act 2000 or the applicable rules of the Financial Services Authority; and the Seller will reimburse the Indemnified Person for any reasonable expenses suffered or incurred in investigating, disputing or defending any such claims. The indemnity in this Section 6 shall exclude any stamp taxes and duties and stamp duty reserve tax incurred in connection with the transactions incurred in connection with the transactions contemplated by this Private Placing Agreement, or in respect of any other transaction;

(b) The Placing Agent agrees to indemnify and hold harmless each of the Selling Shareholders and each other member of the Nortel Group and all directors, officers, employees and agents of the Nortel Group (the "Indemnified Person") against any losses, claims, damages, demands or liabilities incurred by the Selling Shareholders subject insofar as such losses, claims, damages or liabilities relate to or arise directly as a result of the breach of the Placing Agent of any of its obligations contained herein or the performance by an Indemnified Person of its obligations hereunder or any warranty or representation made by the Placing Agent in connection herewith being materially untrue as at the Settlement Date including losses suffered or incurred by an Indemnified Person as a result of any announcement or communication made by the Placing Agent without the approval of the Selling Shareholders other than any losses, claims, damages or liabilities that result directly from the Indemnified Person's wilful default or gross negligence.

(c) the obligations of the Selling Shareholders and the Placing Agent under this
Section 6 shall be in addition to any liability which the Selling Shareholders and the Placing Agent may otherwise have hereunder.

Each of the obligations set forth in this Section "Indemnity" shall survive termination of this Private Placing Agreement.

"Group" means Credit Suisse Group and any subsidiary or branch of the Credit Suisse Group.

"Nortel Group" means Nortel Networks Corporation and subsidiary or branch of the Nortel Networks group.

               7. Termination

               (a) Notwithstanding anything contained herein, the Placing Agent may by notice to the Selling Shareholders terminate this Agreement if any of the following shall occur on or after the date of this Agreement

               (i) a material breach by the Selling Shareholders of any of the warranties contained herein or any failure by the Selling Shareholders to perform in any material respect any of the undertakings or agreement in this Agreement

               (ii) any material change or development in national or international monetary, financial, political or economic conditions including any disruption to trading generally (or trading in any of the Company's securities) on the London Stock Exchange, the New York Stock Exchange or NASDAQ or currency exchange rates or foreign exchange rates or foreign exchange controls which would materially adversely affect the financial position of the Company, the Offered Shares or the transactions contemplated by this Agreement;

               (iii) a general moratorium on commercial banking activities in London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in the United Kingdom or the United States;

               (iv) a material adverse change in the condition, result of operations or prospects of the Company;

               (v) a material change or development involving a prospective change in taxation materially adversely affecting the Company, the Offered Shares or the transfer thereof;

               (vi) any material outbreak or escalation of hostilities or act of terrorism involving the United Kingdom or the United States or the declaration by the United Kingdom or the United States of a national emergency or war which in the case of clauses (ii) and (vi) would in CSFB's reasonable view prejudice materially the success of the offer and distribution of the Offered Shares.

               (b) Each of the respective indemnities, agreements, warranties and other statements by or on behalf of the Selling Shareholders and by or on behalf of the Placing Agent, as set forth in this Private Placing Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of the Placing Agent or any controlling person of the Placing Agent, or the Selling Shareholders or any officer or director or any controlling person of the Selling Shareholders, and shall survive delivery of and payment for the Offered Shares or termination of this Private Placing Agreement.

               (c) The Placing Agent shall have the right to terminate its obligations by reasonable notice in writing under this Private Placing Agreement if the Offered Shares are not delivered to the Purchasers by or on behalf of the Selling Shareholders as provided herein or to effect the purchase by the Purchasers of such Offered Shares as are delivered without relieving the Selling Shareholders from liability for default.

               (d) The Selling Shareholders shall have the right to terminate their obligations under this Private Placing Agreement at any time prior to receiving notice in writing from the Placing Agent of any Purchasers of the Offered Shares and for any reason if the transfer of Offered Shares to a Purchaser has not been completed within 24 hours of receipt by the Selling Shareholders of notification of such Purchaser.

               8. Selling Shareholders Covenants

               The Selling Shareholders covenant and agree with the Placing Agent that:

               (a) They will not knowingly offer, sell, contract to sell, pledge or otherwise dispose of, any additional shares in the capital of the Company or securities convertible into or exchangeable or exercisable for such shares or any derivative instruments relating to such shares, deposit any such securities in an American Depositary Receipt facility during the period commencing on the date hereof and ending on the date 180 days after the date of the Settlement Date, in each case without the prior written consent (not to be unreasonably withheld) of the Placing Agent

               (b) the Selling Shareholders will promptly pay or transfer to or to the order of the Placing Agent on behalf of the Purchasers of the Offered Shares, upon receipt, any dividend or distribution declared by the Company in respect of the Offered Shares for which a record date occurs on or after the Closing Date; and

               (c) the Selling Shareholders shall as soon as reasonably practicable notify the Placing Agent of any material change of which it becomes aware affecting any of the warranties contained in Section 1 which occur at any time before the Closing Date.

               9. Notices

               All statements, requests, notices and agreements hereunder shall be in writing, and if to the Placing Agent shall be delivered or sent by mail, telex or facsimile transmission. The address and facsimile number of CSFB and the Selling Shareholders are as follows (unless modifications are notified to each of the parties hereto upon not less than five Business Days' notice):

               (a)  CSFB: One Cabot Square, London, England E14 4QJ, Attention:
                    Company Secretary, facsimile transmission no. +44 20 7888 1600;

               (b) Selling Shareholders: Nortel Networks Corporation, 8200 Dixie Road, Suite 100, Brampton, Ohio, L6T 5P6, Canada,
                    Attention: Secretary, facsimile transmission no. + 1 905 863 8386 with a copy, which does not constitute notice to Cleary Gottlieb Steen and Hamilton, City Place House, 55 Basinghall Street, London, EC2V 5EH, Attention: Andrew Curran facsimile transmission no. +44 20 7600 1698.

               10. Miscellaneous

               This Private Placing Agreement shall be binding upon, and inure solely to the benefit of, the Placing Agent and the Selling Shareholders and, to the extent provided herein, any directors, officers, employees and controlling persons of the Placing Agent, and their heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Private Placing Agreement. No Purchaser of any of the Offered Shares from the Placing Agent shall be deemed a successor or assign by reason merely of such purchase.

               Pursuant to Section 1(2) of the Contracts (Rights of Third Parties) Act 1999 (the "Contracts Act") the parties intend that a person who is not a party to this Agreement has no right under the Contracts Act to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart form the Contracts Act.

               11. Announcements

                  11.1 No announcement, statement, press conference or other communication shall be (or be authorised to be) made, released, issued or held by or on behalf of the parties hereto or their respective directors, officers, employees, agents or advisers before, on or after the date hereof or the subject matter or provisions of, or transactions or matters referred to in or contemplated by, or negotiations leading to, this Private Placing Agreement, save:

               (a) as may be agreed in writing by the other party hereto (such agreement not to be unreasonably withheld or delayed); or

               (b) pursuant to any announcement required to be made by any applicable law or regulation or court or governmental, administrative, regulatory or other authority (including the UK Listing Authority, London Stock Exchange Limited and the Panel on Takeovers and Mergers) provided that such announcement is only made:-

                    (i) to the extent required by such law or regulation or court or authority; and

                    (ii) (unless prohibited by such law or regulation or court or authority) after being discussed and agreed with the non-disclosing party (such agreement not to be unreasonably withheld or delayed).

               12. Variation

               No variation of this Private Placing Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties to this Private Placing Agreement.

               13. Invalidity

               If for any reason one or more of the provisions or undertakings of this Private Placing Agreement shall be held to be invalid but would have been held to be valid if part of the wording of the same was deleted or the period or scope of the same reduced then the said provisions or undertakings shall apply with such deletion or modification as may be necessary to make them valid and effective.

               14. Illegality of Provisions

               Without prejudice to Clause 13, each of the provisions of this Private Placing Agreement is severable. If any such provision or undertaking or part thereof is or becomes illegal, invalid or unenforceable in any respect, such provision or undertaking or part shall to that extent be deemed not to form part of this Private Placing Agreement but the legality, validity and enforceability of the remaining provisions and undertakings hereunder shall not in any way be affected or impaired thereby.

               15. Entire Agreement

               This Agreement constitutes the entire agreement between the parties hereto in relation to the subject matter hereof and supersedes any existing wishes, and each party in entering into this Agreement agrees that it does not rely on and shall have no remedy in respect of, all prior agreements, understandings, undertakings, arrangements, representations and warranties of any nature whatsoever whether written or oral in relation to such subject matter other than as expressly set out in the Agreement, save that nothing herein shall exclude or limit any liability or remedy arising as a result of fraud.

               16. Jurisdictions

               The Selling Shareholders and the Placing Agent irrevocably submit to the non-exclusive jurisdiction of the courts of England and New York in any legal suit, action or proceeding arising out of or based upon this Private Placing Agreement, and the Selling Shareholders and the Placing Agent irrevocably waive any objection which they may now or hereafter have to the service of process or the laying of venue in connection with any such proceeding.

               17. Governing Law

               This Private Placing Agreement shall be governed by and construed in accordance with the laws of England and Wales. The Selling Shareholders irrevocably appoint the Company Secretary, Nortel Networks Optical Components Limited, Maidenhead Office Park, Westacott Way, Maidenhead, Berkshire, SL6 3QH as its agent to receive service of process in England and Wales of any proceedings arising out of or in connection with this Private Placing Agreement.

               18. Execution

               This Private Placing Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

               If the foregoing is in accordance with your understanding, please sign and return to us three (3) original counterparts hereof, and upon the acceptance hereof by you, this Private Placing Agreement and such acceptance hereof shall constitute a binding agreement between the Selling Shareholders and the Placing Agent.

                                  Very truly yours,



                                  NORTEL NETWORKS LIMITED



                                  By: /s/ Arno Nadolny
                                      -------------------------
                                      Title:  Director, Mergers
                                              & Acquisitions

Accepted and Agreed:

CREDIT SUISSE FIRST BOSTON (EQUITIES) LIMITED




By:  /s/ Andrew Cornthwaite
     ---------------------------
       Title:  Managing Director